UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 23, 2008

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 23, 2008, ConAgra Foods, Inc. (“ConAgra Foods”) completed the sale of its domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal and oil seed byproducts merchandising and distribution business operated as ConAgra Trade Group (the “Business”). The sale was completed pursuant to a Contribution and Equity Interest Purchase Agreement dated as of March 27, 2008 (the “Agreement”) by and among ConAgra Foods, ConAgra Foods Food Ingredients Company, Inc., a wholly owned subsidiary of ConAgra Foods (“CFFIC” and, together with ConAgra Foods, the “CAG Parties”), Freebird I, LLC, a Delaware limited liability company and wholly owned subsidiary of ConAgra Foods (“Freebird”), Freebird II, LLC a Delaware limited liability company and wholly owned subsidiary of ConAgra Foods (“Freebird II” and together with Freebird, the “LLCs”), Freebird Holdings, LLC, a Delaware limited liability company (“Holdco”) and Freebird Intermediate Holdings, LLC, a Delaware limited liability company (“Investor” and, together with Holdco, the “Buyer Parties”). The Buyer Parties are affiliates of Ospraie Special Opportunities Fund and were formed for the purposes of the transactions contemplated by the Agreement. The LLCs were formed by ConAgra Foods for the purposes of the transactions contemplated by the Agreement.

The Business was purchased by the Buyer Parties for approximately $2.8 billion, net of transaction costs and subject to post-closing adjustments. The before-tax proceeds from the sale include approximately $2.2 billion in cash, net of transaction costs (including incentive compensation amounts due to Business employees), and $550 million (face value) of payment-in-kind debt securities issued by the Investor (the “Notes”).

The Notes were issued in three tranches:

•	$99,990,000 principal amount of 10.5% notes due June 23, 2010;

•	$200,035,000 principal amount of 10.75% notes due June 23, 2011; and

•	$249,975,000 principal amount of 11.0% notes due June 23, 2012.

The Notes permit payment of interest in additional Notes. The Notes may be redeemed, prior to maturity, at the option of the issuer. Until June 23, 2009, the redemption price is 92.5% of face value, plus accrued interest. Thereafter, redemption is at par plus accrued interest. The Notes contain covenants that, among other things, govern the LLC’s ability to make restricted payments and enter into certain affiliate transactions. The Notes also provide for the making of mandatory offers to repurchase upon certain change of control events involving the Buyer Parties, their co-investors or their affiliates.

At closing, ConAgra Foods also received a four-year warrant to acquire 78,261 units of Holdco, which represents approximately 5% of the issued common equity of Holdco. The initial exercise price of the warrant is $2,000 per unit and is subject to reduction in connection with Holdco’s distributions on equity. The warrant contains standard anti-dilution protections.

Although the Agreement granted ConAgra Foods the right to a portion of the Business’ earnings through the remainder of calendar 2008, the maximum earnings threshold in the applicable profit sharing formula was reached prior to closing, removing any future benefit for ConAgra Foods from this provision.

The foregoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to the Agreement which was previously filed as Exhibit 10.1 of ConAgra Foods’ current report on Form 8-K dated March 27, 2008.

Item 9.01	Financial Statements and Exhibits

(b) Pro forma Financial Information

ConAgra Foods, Inc.’s Unaudited Pro Forma Financial Information is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(d) Exhibits

99.1	ConAgra Foods, Inc. Unaudited Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: June 27, 2008	By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit	Description
99.1	ConAgra Foods, Inc. Unaudited Pro Forma Financial Information